Exhibit 10.13

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT is made effective the 9th day of March, 2020.

AMONG:

AGRITEK HOLDINGS INC.,

a corporation existing under the laws of Delaware (hereinafter referred to as the "Purchaser")

- and -

FULL SPECTRUM BIOSCIENCES INC.

a corporation existing under the laws of the state of Colorado (hereinafter referred to as "FSB subsidiary")

-and-

The majority shareholders of Agritek Holdings Inc. listed in the attached Schedule "A" (which shareholders, together, if applicable, with any persons that become shareholders of Agritek Holdings Inc. prior to Closing, hereinafter collectively referred to as, the "Shareholders", and individually as, a "Shareholder")

WHEREAS on the terms and subject to the conditions herein set forth, the Purchaser desires to purchase from the Shareholders all of the issued common shares of Full Spectrum Biosciences (FSB) (the "Purchased Shares"), representing all of the issued and outstanding shares of Full spectrum Biosciences as at the date of this Agreement, and the Shareholders desire to sell the Purchased Shares to the Purchaser.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.1	Definitions

In this Agreement, unless otherwise defined, capitalized words and terms shall have the following meanings:

(a)	"Agreement" means this share exchange agreement as the same may be supplemented or amended from time to time;

(b)	"Alternative Transaction" means any of the following (other than the transactions contemplated by this Agreement): (a) any merger, amalgamation, arrangement, share exchange, take-over bid, tender offer, recapitalization, consolidation or other business combination directly or indirectly involving FSB, or any analogous transaction whereby FSB becomes directly or indirectly publicly listed; (b) any acquisition of all or substantially all of the assets of FSB (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect), (c) any acquisition of beneficial ownership of 50% or more of FSB’s common shares in a single transaction or a series of related transactions, (d) any acquisition by FSB of any assets or capital stock of another person (other than acquisitions of capital stock or assets of any other person that are not, individually or in the aggregate, material to FSB, or (e) any bona fide proposal to, or public announcement of an intention to, do any of the foregoing on or before the Termination Date;

(c)	"BCA" means the Business Corporations Act ;

(d)	"Books and Records" means all technical, business and financial records, financial books and records of account, books, data, reports, files, lists, drawings, plans, logs, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, title opinions or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to a corporation and its business;

(e)	"Business Day" means a day which is not a Saturday, Sunday or a statutory holiday in the US;

(f)	"Closing" means the completion of the Transaction in accordance with the terms and conditions of this Agreement;

(g)	"Closing Date" means the date of Closing, which shall be the fifth Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transaction (other than conditions that are satisfied with respect to actions the respective parties will take at the Closing itself), or such other date as the parties may mutually determine;

(h)	"Common Shares" means common shares in the capital of the Purchaser;

(i)	"Contracts" (individually, a "Contract") means all written or oral outstanding contracts and agreements, leases (including the real property leases), third-party licenses, insurance policies, deeds, indentures, instruments, entitlements, commitments, undertakings and orders made by or to which a party is bound or under which a party has, or will have, any rights or obligations and includes rights to use, franchises, license and sub-licenses agreements and agreements for the purchase and sale of assets or shares;

(j)	"Corporate Records" means the corporate records of a corporation, including (i) its articles, by-laws or other constating documents, any unanimous shareholders agreement and any amendments thereto; (ii) all minutes of meetings and resolutions of shareholders, directors and any committee thereof; (iii) the share certificate books, register of shareholders, register of transfers and registers of directors and officers; and (iv) all accounting records;

(k)	"OTC" means the OTC markets, OTCQB exchange, operated by the OTC Markets Inc.;

(l)	"Disclosure Document" means a listing statement, filing statement, information circular or other similar document, as the case may be, in any case prepared in accordance with the policies of the OTC in connection with the Transaction contemplated herein (including - "Fundamental Changes and Changes of Business");

(m)	"Disclosure Letter" means a letter of even date with this Agreement from FSB to the Purchaser that is described as the ‘Disclosure Letter’;

(n)	"Disclosed" means, in the case of the Shareholders and FSB, fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in the Disclosure Letter, and, in the case of the Purchaser, fairly disclosed in writing to FSB prior to the date of this Agreement (with sufficient details to identify the nature and scope of the matter disclosed);

(o)	"Escrow Agent" means Action Stock Transfer, or such other escrow agent as may be agreed to by the Purchaser and FSB, each acting reasonably;

(p)	"Financing" means the non-brokered private placement of up to 10,000,000 units of the Purchaser at a price of $0.10 per unit, with each unit consisting of one Common Share and one common share purchase warrant, each warrant being exercisable at a price of $0.15 per Common Share for a period of 24 months from the date of issuance for gross proceeds of up to $1,000,000 and not less than $750,000;

(q)	"Finder" means a business to a person or organization for bringing to its attention financial investors, potential new employees, or buyers or sellers whose relationship with the business will materially benefit it.;

(r)	"Finder’s Fee Agreement" means the finder’s fee agreement between the Purchaser and the Finder which contemplates, among other things, that a transaction fee will be paid to the Finder by the Purchaser as a finder’s fee, by issuance of the Finder’s Fee Shares as contemplated in this Agreement;

(s)	"Finder’s Fee Shares" means ●Common Shares to be issued by the Purchaser to the Finder as a finder’s fee;

(t)	"Governmental Authority" means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, commission, board or agency, domestic or foreign, or (b) regulatory authority, including any securities commission, gaming commission or stock exchange, including the OTC;

(u)	"IFRS" means International Financial Reporting Standards;

(v)	"IP" means any and all intellectual property or proprietary rights arising at law or in equity, including, without limitation, (i) patents, all patent rights and all patent rights and all applications therefor and all reissues, re-examinations, continuations, continuations-in-part, divisions, and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, mask works and mask work registrations and applications therefor, author’s rights and works of authorship, (iv) URLs, web sites, web pages and any part thereof, (v) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary and manufacturing processes, technology, formulae, and algorithms, (vi) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor, (vii) industrial designs or design patents, whether or not patentable or registrable, patented or registered or the subject of applications for registration or patent or registration and all rights of priority, applications, continuations, continuations-in-part, divisions, re-examinations, reissues and other derivative applications and patents therefor, (viii) licenses, contacts and agreements otherwise relating to the IP, and (ix) the goodwill symbolized or represented by the foregoing;

(w)	"laws" means all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, or any provisions of the foregoing, including general principles of common and civil law and equity, binding on or affecting the person referred to in the context in which such word is used; and "law" means any one of them;

(x)	"Licensed IP" means all IP that is licensed to FSB under the terms of a license agreement or otherwise;

(y)	"Lien" means any mortgage, encumbrance, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), charge, title retention agreement or arrangement, restrictive covenant or other encumbrance of any nature or any other arrangement or condition, which, in substance, secures payment, or performance of an obligation;

(z)	"Listing Statement" means the listing statement of Purchaser pertaining to the Transaction and in the form prescribed by the OTC Markets;

(aa) "Material Adverse Effect" means (i) any change, effect, fact, circumstance or event which, individually or when taken together with any other changes, effects, facts, circumstances or events, could reasonably be expected to be materially adverse to the assets, liabilities, condition (financial or otherwise), business, properties or results of operation of the Purchaser or FSB, as applicable, or (ii) a material impairment of or delay in the ability of the parties (or any one of them) to perform their obligations hereunder or consummate the Transaction;

(bb) "Material Contract" means any Contract to which a person is a party and which is material to such person, including any Contract: (i) the termination of which would have a Material Adverse Effect on such person; (ii) any contract which would result in payments to or from such person or its subsidiaries (if any) in excess of $25,000, whether payable in one payment or in successive payments; (iii) any agreement or commitment relating to the borrowing of money or to capital expenditures; and (iv) any agreement or commitment not entered into in the ordinary course of business;

(cc) "material fact" shall have the meaning ascribed to it in the Securities Act (US);

(dd) "misrepresentation" shall have the meaning ascribed to it in the Securities Act (US);

(ee) "New FSB Shareholder" has the meaning set forth in Section 2.01;

(ff) "Payment Shares" has the meaning set forth in Section 2.02;

(gg) "person" includes an individual, sole proprietorship, partnership, limited partnership, unincorporated association or organization, unincorporated syndicate, body corporate, trust, trustee, executor, administrator, legal representative or any agency or instrumentality thereof;

(hh) "FSB Assets" means the assets of FSB as shown in the FSB Financial Statements;

(ii) "FSB Financial Statements" has the meaning set forth in Section 5.03(j); (jj) "FSB Material Contracts" has the meaning set forth in Section 5.03(p);

(kk) "FSB Shareholder Consent Agreement" means the consent agreement to be entered into between the Purchaser and each New FSB Shareholder by the Time of Closing, substantially in the form attached hereto as Schedule "B";

(ll) "Public Record" means the information relating to the Purchaser contained in all press releases, material change reports, financial statements and related management’s discussion and analysis, information circulars and all other documents of the Purchaser which have been filed on the System for Electronic Document Analysis and Retrieval (EDGAR);

(mm) "Purchased Shares" has the meaning set forth in the recitals to this Agreement;

(nn) "Purchaser Financial Statements" has the meaning set forth in Section 5.01(j);

(oo) "Purchaser Material Contracts" has the meaning set forth in Section 5.01(p);

(pp) "Regulation D" means Regulation D under the U.S. Securities Act;

(qq) "Regulation S" means Regulation S under the U.S. Securities Act;

(rr) "Securities Laws" means the securities legislation having application, the regulations and rules thereunder and all administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted by the applicable securities regulatory authority, all as amended;

(ss) "EDGAR" means the Electronic Data Gathering Analysis and Retrieval of the US Securities Administrators;

(tt) "Shareholders" and "Shareholder" have the respective meanings set forth in the recitals to this Agreement;

(uu) "Shareholders’ Approval" means, if required, approval of the Transaction by shareholders of the Purchaser in accordance with the policies of the OTC and applicable securities laws, which approval may be obtained by written consent of such shareholders;

(vv) "Tax Act" means the Income Tax Act (US);

(ww) "Termination Date" means May 31, 2020, or such later date as may be agreed in writing between the Purchaser and Phyto FSB;

(xx) "Time of Closing" means 10:00 a.m. (Eastern time) on the Closing Date, or such other time as the parties may mutually determine;

(yy) "Transaction" means the purchase and sale of the Purchased Shares in accordance with the terms of this Agreement;

(zz) "United States" means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

(aaa) "U.S. Person" means a U.S. person as defined in Rule 902(k) of Regulation S under the U.S. Securities Act;

(bbb) "U.S. Shareholder" means (i) a U.S. Person, (ii) any person who receives or received an offer of the Payment Shares while in the United States; (iii) any person acquiring the Payment Shares on behalf of, or for the account or benefit of any U.S. Person or any person in the United States, or (iv) any person who is or was in the United States at the time when such person executed or delivered this Share Exchange Agreement; and

(ccc) "U.S. Securities Act" means the United States Securities Act of 1933, as amended.

1.2	Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of the United States unless otherwise specified.

1.3	Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or a Schedule or Exhibit refers to the specified Article or Section of, or Schedule or Exhibit to this Agreement.

1.4	Number, etc.

Unless the subject matter or context requires the contrary, words importing the singular number only shall include the plural and vice versa; words importing the use of any gender shall include all genders and words importing persons shall include natural persons, firms, trusts, partnerships and corporations.

1.5	Date for Any Action

In the event that any date on which any action is required or permitted to be taken hereunder by any person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.6	Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute in force from time to time and any statute, regulation or rule that supplements or supersedes such statute, regulation or rule.

1.7	Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the International Financial Reporting Standards or the United States generally accepted accounting principles, as applicable, approved by the International Accounting Standards Board or an SEC Peer Approved Auditing Firm, the Chartered Accountants Board, , as the case may be, or any successor thereto, applicable as at the date on which a calculation is made or required to be made in accordance with generally accepted accounting principles.

1.8	Knowledge

(a)	Any reference herein to "the knowledge of the Purchaser" (or similar expressions) will be deemed to mean the actual knowledge of B. Michael Friedman, the Chief Executive Officer of the Purchaser, together with the knowledge such person would have had if they had conducted a diligent inquiry into the relevant subject matter.

(b)	Any reference herein to "the knowledge of FSB" (or similar expressions) will be deemed to mean the actual knowledge of Isa Peguero Friedman, the President of FSB, together with the knowledge such person would have had if they had conducted a diligent inquiry into the relevant subject matter.

(c)	Any reference herein to "the knowledge of the Shareholder" (or similar expressions) will be deemed to mean the actual knowledge of the applicable Shareholder, together with the knowledge such person would have had if they had conducted a diligent inquiry into the relevant subject matter.

ARTICLE II

PURCHASE AND SALE OF PURCHASED SHARES

2.1	Purchase and Sale

Subject to the terms and conditions hereof, each of the Shareholders covenants and agrees to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from the Shareholders, the number of Purchased Shares which are beneficially owned by such Shareholder at the Time of Closing.

It is acknowledged and agreed that, prior to Closing, the Shareholders may transfer some or all of their common shares of FSB to a trustee or nominee shareholder (the "New FSB Shareholder") (while retaining beneficial ownership) as part of personal tax planning and the Purchaser shall be notified in writing of any such transfer not less than five (5) business days prior to Closing, on condition that such transferring Shareholder obtains the consent and agreement of the New FSB Shareholder to the Transaction evidenced by the execution and delivery by such New FSB Shareholder of a Shareholder Consent Agreement (the "FSB Shareholder Consent Agreement") in the form attached as Schedule "B" hereto. The parties agree that the New FSB Shareholder shall become a party to and be bound by this Agreement holding the FSB Shares previously registered in the name of the transferor of those Purchased Shares.

In addition, for greater certainty, if any Shareholder otherwise may acquire any additional common shares of FSB (for example, from another shareholder of FSB that might not be a party to this Agreement, or with the consent of the Purchaser), such additional shares so acquired shall form part of the Purchased Shares and the Shareholder covenants and agrees to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from such Shareholder the additional common shares of FSB held by such Shareholder so acquired, in addition to the Purchased Shares.

2.2	Purchase Price

In consideration for the acquisition of the Purchased Shares, the Purchaser shall issue from treasury to the Shareholders of FSB a pro rata in proportion to their holdings of Purchased Shares at the Time of Closing, an aggregate of 10,000,000 Common Shares (the "Payment Shares") to the Shareholders. The Payment Shares are being issued at a deemed value of $0.015 per Payment Share ($150,000) in restricted common shares. Shares shall be held in journal entry in the Corporate name "Full Spectrum Biosciences Inc." until the acquisition is completed and shall vest in no less than six (6) months to the assignee or the sole officer or shareholder (Seller) of Full Spectrum Biosciences at the time of acquisition.

2.3	Tax Election

The Purchaser agrees that, at the request and expense of any Shareholder, it shall sign and execute a Form prepared by said Shareholder for the purpose of making a joint election to have the provisions of subsection of the Tax Act apply to the transfer. It shall be the responsibility of the Shareholder making the request to prepare and file the Tax Form with the Internal Revenue Service. The Purchaser shall not be liable for any damages arising to a Shareholder for a late filing of the Form or any errors or omissions on the Form.

Notwithstanding anything contained in this Agreement, the Purchaser does not assume and shall not be liable for any taxes under the Tax Act or any other amount whatsoever which may be or become payable by Shareholders including, without limiting the generality of the foregoing, any taxes resulting from or arising as a consequence of the sale by Shareholders to the Purchaser of the Purchased Shares herein contemplated, or the availability (or lack thereof) of the provisions of the appropriate subsection of the Tax Act, or the content or impact of any election made under the subsection of the Tax Act.

2.4	Restrictions on Resale

Each of the Shareholders acknowledges and agrees as follows:

(a)	the transfer of the Purchased Shares and the issuance of the Payment Shares in exchange therefor, will be made pursuant to appropriate exemptions (the "Exemptions") from the formal takeover bid and registration and prospectus (or equivalent) requirements of the Securities Laws;

(b)	that the OTC, in addition to any restrictions on transfer imposed by applicable Securities Laws, may require certain of the Payment Shares to be held in escrow in accordance with the policies of the OTC;

(c)	as a consequence of acquiring the Payment Shares pursuant to the Exemptions:

(i)	the Shareholder will be restricted from using certain of the civil remedies available under the Securities Laws;

(ii)	the Shareholder may not receive information that might otherwise be required to be provided to the Shareholder, and the Purchaser is relieved from certain obligations that would otherwise apply under Securities Laws if the Exemptions were not being relied upon by the Purchaser;

(iii)	no securities commission, stock exchange or similar regulatory authority has reviewed or passed on the merits of an investment in the Payment Shares;

(iv)	there is no government or other insurance covering the Payment Shares; and

(v)	an investment in the Payment Shares is speculative and of high risk;

(d)	the certificates representing the Payment Shares will bear such legends as required by Securities Laws and the policies of the SEC and OTC and it is the responsibility of the Shareholder to find out what those restrictions are and to comply with them before selling the Payment Shares; and

(e)	the Shareholder is knowledgeable of, or has been independently advised as to, the applicable laws of that jurisdiction which apply to the sale of the Payment Shares, and the issuance of the Payment Shares, and which may impose restrictions on the resale of such Payment Shares in that jurisdiction and it is the responsibility of the Shareholder to find out what those resale restrictions are, and to comply with them before selling the Payment Shares.

(f)	the status of developments and negotiations with respect to such Transaction Proposal, inquiry, offer or request, including any changes, modifications or other amendments to any such Transaction Proposal, inquiry, offer or request.

2.5	Disclosure Document

(i) Promptly after the execution of this Agreement, the Purchaser and FSB shall jointly prepare and complete any other documents required by the OTC, applicable Securities Laws and other applicable laws and the rules and policies of the OTC in connection with the Transaction, and Purchaser shall, as promptly as reasonably practicable after obtaining the approval of the OTC as to the final filing statements on EDGAR.

(ii) The Purchaser represents and warrants that the filings will comply in all material respects with all applicable laws (including applicable securities law), and, without limiting the generality of the foregoing, that any filings shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (provided that the Purchaser shall not be responsible for the accuracy of any information relating to FSB that is furnished in writing by FSB for inclusion in any future public filings).

(iii) FSB represents and warrants that any information or disclosure relating to FSB that is furnished in writing by FSB for inclusion in any proposed future Listing Statement will comply in all material respects with all applicable laws (including applicable Securities Laws), and, without limiting the generality of the foregoing, that the Listing Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made (provided that FSB shall not be responsible for the accuracy of any information relating to the Purchaser that is furnished in writing by the Purchaser for inclusion in the Listing Statement).

(iv) FSB, the Purchaser and their respective legal counsel shall be given a reasonable opportunity to review and comment on drafts of any future Listing Statement and other documents related thereto, and reasonable consideration shall be given to any comments made by FSB, the Purchaser and their respective counsel, provided that all information relating solely to the Purchaser included in the Listing Statement shall be in form and content satisfactory to the Purchaser, acting reasonably, and all information relating solely to FSB included in the Listing Statement shall be in form and content satisfactory to FSB, acting reasonably.

(v) The Purchaser and FSB shall promptly notify each other if at any time before the date of filing in respect of the Listing Statement, either party becomes aware that the Listing Statement contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made, or that otherwise requires an amendment or supplement to the Listing Statement and the parties shall cooperate in the preparation of any amendment or supplement to such documents, as the case may be, as required or appropriate.

2.6	Finder’s F ee Shares

The parties acknowledge and agree that the Purchaser and any Finder have agreed that the transaction fee payable under any Finder’s Fee Agreement will be paid to the Finder as a finder’s fee, by issuance of the Finder’s Fee Shares. At the Time of Closing the Purchaser shall issue from treasury to the Finder the Finder’s Fee Shares, as payment of a finder’s fee, which Common Shares shall be issued at a deemed value of $0.15 per Common Share.

ARTICLE III

CONDITIONS OF CLOSING

3.1	Conditions of Closing in Favour of the Purchaser

The obligations of the Purchaser to complete the Transaction are subject to the fulfillment of the following conditions on or before the Time of Closing:

(a)	the Shareholders and FSB shall have tendered all closing deliveries set forth in Sections 4.03 and 4.04, respectively, including delivery of the Purchased Shares, duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers;

(b)	receipt of evidence of the approval of the Shareholders, if applicable;

(c)	on or before the Closing Time, FSB shall have obtained the consent of each of the New FSB Shareholders, if any, evidenced by the delivery of the FSB Shareholder Consent Agreements;

(d)	the Common Shares, including the Payment Shares and the Finder’s Fee Shares, shall have been approved for listing on the OTC, subject to the usual requirements of the OTC in respect of transactions of the nature of the Transaction as contemplated herein;

(e)	Any Financing shall have been completed or if completed in escrow pending the Closing, then all conditions necessary to release such escrow shall have been satisfied (other than the completion of the Transaction);

(f)	neither FSB nor any of the Shareholders shall have violated Section 9.01;

(g)	the representations and warranties of FSB set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at the Time of Closing in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier), except as affected by the transactions contemplated by this Agreement, and a certificate of a senior officer of FSB to this effect shall have been delivered to the Purchaser;

(h)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by FSB at or before the Time of Closing will have been complied with or performed and a certificate of a senior officer of FSB to this effect shall have been delivered to the Purchaser;

(i)	the representations and warranties of the Shareholders set forth in this Agreement shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Time of Closing and delivery by each Shareholder of the documents described in Section 4.04 required to be delivered by such Shareholder shall constitute a reaffirmation and confirmation by such Shareholder of such representations and warranties;

(j)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Shareholder at or before the Time of Closing will have been complied with or performed and delivery of the documents described in Section 4.04 shall constitute confirmation of such compliance and performance;

(k)	the Purchaser shall be satisfied with the results of its due diligence investigations relating to FSB and the Transaction, acting reasonably;

(l)	each of the principals of FSB will enter into a form of confidentiality and indemnity agreement satisfactory to the Purchaser prior to the Closing Date;

(m)	all consents, assignments, waivers, permits, orders and approvals of all Governmental Authorities or other persons, including all those party to the material contracts listed in Schedule 5.03(p), necessary to conduct the business of FSB or permit the completion of the Transaction shall have been obtained or have been attempted to be obtained on a best efforts basis;

(n)	there shall not have been after the date of this Agreement any Material Adverse Effect with respect to FSB;

(o)	there shall be no action taken under any applicable law by any court or Governmental Authority that makes it illegal or restrains, enjoins or prohibits the Transaction, results in a judgment or assessment of damages relating to the Transaction that is materially adverse to the Purchaser or FSB or that could reasonably be expected to impose any condition or restriction upon the Purchaser or FSB which, after giving effect to the Transaction, would so materially and adversely impact the economic or business benefits of the Transaction as to render inadvisable the consummation of the Transaction;

(p)	there shall be no legislation (whether by statute, regulation, order-in-council, notice of ways and means motion, by-law or otherwise) enacted, introduced or tabled which, in the opinion of the Purchaser, acting reasonably, adversely affects or may adversely affect the Transaction; and

(q)	the Closing Date shall be on or before the Termination Date.

The foregoing conditions precedent are for the benefit of the Purchaser and may be waived by the Purchaser, in whole or in part, without prejudice to the Purchaser’s right to rely on any other condition in favour of the Purchaser.

3.2	Conditions of Closing in Favour of Full Spectrum Biosciences and the Shareholders

The obligations of FSB and the Shareholders to complete the Transaction are subject to the fulfillment of the following conditions on or before the Time of Closing:

(a)	the Purchaser shall have tendered all closing deliveries set forth in Section 4.02 including delivery of the Payment Shares and evidence of the Shareholders’ Approval, if required;

(b)	the Payment Shares shall have been approved for listing on the OTC, subject to the usual requirements of the OTC in respect of transactions of the nature of the Transaction as contemplated herein;

(c)	all consents, waivers, permits, orders and approvals of all Governmental Authorities or other persons, including, if applicable, all those party to the material contracts listed in Schedule 5.01(q) necessary to permit the completion of the Transaction shall have been obtained;

(d)	the Purchaser shall not have violated Section 9.02;

(e)	the representations and warranties of the Purchaser set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at the Time of Closing in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier), except as affected by the transactions contemplated by this Agreement, and a certificate of a senior officer of the Purchaser to this effect shall have been delivered to the Shareholders;

(f)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing will have been complied with or performed and a certificate of a senior officer of the Purchaser to this effect shall have been delivered to the Shareholders and FSB;

(g)	the Shareholders and FSB shall be satisfied with the results of their due diligence investigations relating to the Purchaser and the Transaction, acting reasonably;

(h)	there shall not have been after the date of this Agreement any Material Adverse Effect with respect to the Purchaser;

(i)	Any Financing shall have been completed or if completed in escrow pending the Closing, then all conditions necessary to release such escrow shall have been satisfied (other than completion of the Transaction);

(j)	concurrently with the completion of the Transaction, the Purchaser will issue the Finder’s Fee Shares to the Finder;

(k)	there shall be no action taken under any applicable law by any court or Governmental Authority that makes it illegal or restrains, enjoins or prohibits the Transaction, results in a judgment or assessment of damages relating to the Transaction that is materially adverse to the Purchaser or FSB or that could reasonably be expected to impose any condition or restriction upon the Purchaser or FSB which, after giving effect to the Transaction, would so materially and adversely impact the economic or business benefits of the Transaction as to render inadvisable the consummation of the Transaction;

(l)	there shall be no legislation (whether by statute, regulation, order-in-council, notice of ways and means motion, by-law or otherwise) enacted, introduced or tabled which, in the opinion of the FSB, acting reasonably, adversely affects or may adversely affect the Transaction;

(m)	the Purchaser shall have executed and delivered to FSB any FSB Shareholder Consent Agreement referred to in Section 3.01(c); and

(n)	the Closing Date shall be on or before the Termination Date.

The foregoing conditions precedent are for the benefit of FSB and the Shareholders and may be waived by FSB (on its own behalf and on behalf of the Shareholders) and the Shareholders, in whole or in part, without prejudice to FSB’s and the Shareholders’ right to rely on any other condition in favour of FSB and the Shareholders.

3.3	Notice and Cure Provisions

Each party will give prompt notice to the other parties hereto of the occurrence, or failure to occur, at any time from the date hereof until the Closing Date, of any event or state of facts which occurrence or failure would or would be likely to:

(a)	cause any of the representations or warranties of such party contained herein to be untrue or inaccurate on the date hereof or at the Closing Date; or

(b)	result in the failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder prior to the Closing Date.

Subject to Article VII, no party may elect not to complete the Transaction as contemplated herein as a result of the non-fulfillment of the conditions precedent contained in Sections 3.01 or 3.02, as applicable, unless the party intending to rely thereon has delivered a written notice to the other parties hereto prior to the Time of Closing specifying, in reasonable detail, all breaches of representations and warranties or covenants or other matters which the party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent.

ARTICLE IV

CLOSING AND POST CLOSING ARRANGEMENTS

4.1	Time and Place of Closing

Closing of the Transaction shall take place at the Time of Closing at the offices of Agritek Holdings Inc. 777 Brickell Avenue Suite 500, Miami, FL. 33131.

4.2	Closing Deliveries of the Purchaser

At the Time of Closing, the Purchaser will deliver or cause to be delivered:

(a)	share certificates evidencing the Payment Shares registered as directed by the Shareholders (or by FSB on behalf of the Shareholders), provided, however, that certificates evidencing any Payment Shares required to be held in escrow in accordance with the requirements of the OTC, or otherwise, shall be delivered directly to the Escrow Agent;

(b)	if required, an escrow agreement in a form satisfactory to the OTC, among the Purchaser, the Escrow Agent and such Shareholders as may be required by the OTC to be parties thereto, duly executed by the Purchaser;

(c)	if required, evidence of the Shareholders’ Approval;

(d)	a certificate of one of the Purchaser’s senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the notice of articles and articles of the Purchaser (and all amendments thereto as in effect as on such date); (ii) all resolutions of the board of directors of the Purchaser approving the entering into of this Agreement and all ancillary agreements contemplated herein and the completion of the Transaction, including the issuance of the Payment Shares, and (iii) as to the incumbency and genuineness of the signature of each officer of Purchaser executing this Agreement or any of the other agreements or documents contemplated hereby;

(e)	the officer’s certificates referred to in Sections 3.02(e) and 3.02(f);

(f)	evidence of the conditional approval of the OTC for the completion of the Transaction and;

(g)	if applicable, duly executed copies of any FSB Shareholder Consent Agreement referred to in Section 3.01(c);

(h)	a certificate of status for the Purchaser;

(i)	evidence satisfactory to FSB, acting reasonably, of the completion of the Financing (and, if applicable, the satisfaction of all conditions precedent for the release from escrow of the proceeds thereof (other than the completion of the Transaction)); and

(j)	favourable legal opinion regarding customary corporate and securities law matters from counsel to the Purchaser, in form and substance satisfactory to FSB and their counsel, each acting reasonably.

4.3	Closing Deliveries of Full Spectrum Biosciences

At the Time of Closing, FSB will deliver or cause to be delivered:

(a)	a certificate of one of FSB’s senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the articles and by-laws of FSB (and all amendments thereto as in effect as on such date); (ii) all resolutions of the board of directors of FSB approving the entering into of this Agreement and the completion of the Transaction; and (iii) as to the incumbency and genuineness of the signature of each officer of FSB executing this Agreement or any of the other agreements or documents contemplated hereby;

(b)	the officer’s certificates referred to in Sections 3.01(h) and 3.01(i);

(c)	if applicable, and if not previously delivered to the Purchaser, duly executed copies of the FSB Shareholder Consent Agreements referred to in Section 3.01(c) signed by each New FSB Shareholder and FSB;

(d)	a certificate of status for FSB;

(e)	if applicable, and to the extent not previously delivered, all financial statements of FSB required to be included in the filings for Agritek Holdings pursuant to applicable securities laws and the policies of the OTC;

(f)	in the event an opinion is required by the policies of the OTC, a favourable opinion, in form and substance satisfactory to the Purchaser and its counsel, each acting reasonably; and

(g)	favourable legal opinions regarding customary corporate law matters from counsel to OTC, in form and substance satisfactory to the Purchaser and its counsel, each acting reasonably.

4.4	Closing Deliveries of the Shareholders

At the Time of Closing, each Shareholder will cause to be delivered:

(a)	with respect to each Shareholder, share certificates evidencing the Purchased Shares owned by such Shareholder, duly endorsed in blank for transfer or accompanied by duly executed stock transfer powers;

(b)	with respect to U.S. Shareholders, the U.S. Representation Letter attached hereto as Schedule "C"; and

(c)	if required by the OTC to be delivered by such Shareholder, an escrow agreement in a form satisfactory to the OTC, among the Purchaser, the Escrow Agent and such Shareholder as may be required by the OTC to be parties thereto, duly executed by such Shareholder.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1	Representations and Warranties of the Purchaser

The Purchaser represents and warrants to and in favour of each of the Shareholders and FSB as follows and acknowledges that such parties are relying upon such representations and warranties in connection with the transactions contemplated herein:

(a)	the Purchaser is a corporation validly existing and in good standing under the laws of the United States, state of Delaware and is duly registered, licensed or qualified to carry on business under the laws of the jurisdictions in which the nature of its business makes such registration, licensing or qualification necessary;

(b)	the Purchaser has the corporate power and capacity to enter into this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement, to perform its obligations hereunder and thereunder, to own and lease its property, and to carry on its businesses as now being conducted;

(c)	this Agreement has been, and each additional agreement or instrument to be delivered pursuant to this Agreement will be prior to the Time of Closing, duly authorized, executed and delivered by the Purchaser and each is, or will be at the Time of Closing, a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms;

(d)	the execution and delivery of this Agreement does not, and the consummation of the Transaction will not,
(i)	result in a breach or violation of the articles of the Purchaser or of any resolutions of the directors or shareholders of the Purchaser, (ii) conflict with, result in a breach of, constitute a default under or accelerate the performance required by or result in the suspension, cancellation, material alteration or creation of an encumbrance upon any material agreement (including any Purchaser Material Contract), license or permit to which the Purchaser is a party or by which the Purchaser is bound or to which any material assets or property of the Purchaser is subject, or (iii) violate any provision of any applicable law or regulation or any judicial or administrative order, award, judgment or decree applicable to the Purchaser;

(e)	the authorized capital of the Purchaser consists of 1.4999 billion number of Authorized Common Shares and 1500 number of preferred shares voting shares issuing non-dillutive 51% voting rights, are issued and outstanding as fully paid and non-assessable;

(f)	when issued in accordance with the terms hereof, the Payment Shares will be validly issued as fully paid and non-assessable Common Shares;

(g)	the Purchaser is a "reporting issuer" as that term is defined under applicable Securities Law in the United States, as a Delaware Corporation and the Purchaser is in compliance with its timely and continuous disclosure obligations under the securities laws of the Unites States and the policies of the OTC and, without limiting the generality of the foregoing, there has not occurred any "material change" (as defined under applicable securities legislation of the US which has not been publicly disclosed on a non- confidential basis and the statements collectively set forth in the Public Record are true, correct and complete in all material respects and, except as may have been corrected by subsequent disclosure, all the statements set forth in the Public Record were true, correct, and complete in all material respects and did not contain any misrepresentation as of the date of such statements and the Purchaser has not filed any confidential material change reports since the date of such statements which remains confidential as at the date hereof;

(h)	except for the holders of the securities referred to in Section 5.01(g) and the right of the Finder to receive the Finder’s Fee Shares, no person has any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, options, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Purchaser;

(i)	the Purchaser does not own, and has not at any time owned, and does not have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any person, and the Purchaser does not have any agreements to acquire or lease any material assets or properties or any other business operations;

(j)	the audited consolidated financial statements of the Purchaser as at and for the fiscal year ended December 31, 2019 and unaudited condensed consolidated interim financial statements of the Purchaser as at and for the nine-month period ended September 31, 2019 (the "Purchaser Financial Statements") have been prepared in an in accordance to on a basis consistent with prior periods. The Purchaser Financial Statements are true, correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Purchaser as at the respective dates thereof and results of operations of the Purchaser for the respective periods then ended. Since September 30, 2019, there has been no material alteration in the manner of keeping the books, accounts or records of the Purchaser or in its accounting policies or practices;

(k)	the Purchaser’s auditors who audited the Purchaser Financial Statements (as applicable) are independent public accountants;

(l)	except as disclosed in the Purchaser Financial Statements, there are no related-party transactions or off- balance sheet structures or transactions with respect to the Purchaser;

(m)	except as disclosed in the Purchaser Financial Statements, the Purchaser is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person;

(n)	since December 31, 2019, there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings or business of the Purchaser;

(o)	the Purchaser has conducted and is conducting its business in compliance in all material respects with all applicable laws, regulations, by-laws, ordinances, regulations, rules, judgments, decrees and orders of each jurisdiction in which its business is carried on, including with all OTC policies;

(p)	(the "Purchaser Material Contracts") constitute all the Material Contracts of the Purchaser. Each of the Purchaser Material Contracts is in full force and effect, unamended, and there exists no default, warranty claim or other obligation or liability or event, occurrence, condition or act (including the purchase and sale of the Purchased Shares hereunder and the other transactions contemplated hereunder, including, without limitation, the Financing, and the issuance of the Payment Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, or give rise to a warranty claim or other obligation or liability thereunder. The Purchaser has not violated or breached, in any material respect, any of the terms or conditions of any Purchaser Material Contract and all the covenants to be performed by any other party thereto have been fully and properly performed;

(q)	there are no waivers, consents, notices or approvals required to be given or obtained by the Purchaser in connection with Transaction and the other transactions contemplated by this Agreement under any Contract to which the Purchaser is a party;

(r)	no consent, approval, order or authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over the Purchaser is required to be obtained by the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the Transaction, including, without limitation, the Financing or the issuance of the Payment Shares, except for those consents, orders, authorizations, declarations, registrations or approvals which are contemplated by this Agreement or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the Transaction or otherwise prevent or materially delay the Purchaser from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect on the Purchaser;

(s)	there is no suit, action or proceeding or, to the knowledge of the Purchaser, pending or threatened against the Purchaser that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchaser, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against the Purchaser causing, or which could reasonably be expected to cause, a Material Adverse Effect on the Purchaser;

(t)	the Purchaser has good and marketable title to its properties and assets (other than property or an asset as to which the Purchaser is a lessee, in which case it has a valid leasehold interest), except for such defects in title that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Purchaser;

(u)	no person has any written or oral agreement, option, understanding or commitment for the purchase from the Purchaser of any of its assets or property;

(v)	the Purchaser has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, applicable Governmental Authorities that are required in order to permit it to carry on its business as presently conducted, except for such permits, licenses, certificates, orders, filings, applications and registrations, the failure to have or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Purchaser, and all such all permits, licenses, certificates of authority, orders and approvals are in good standing in all material respects;

(w)	the Purchaser has duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes which are due and payable and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof, and adequate provision has been made for taxes payable for the current period for which tax returns are not yet required to be filed. There are no actions, suits or claims asserted or assessed against the Purchaser in respect of taxes, governmental charges or assessments, nor are any matters under discussion with any Governmental Authority relating to taxes, governmental charges or assessments asserted by such Governmental Authority. The Purchaser has withheld from each payment made by it to any person and remitted to the proper tax and other receiving offices within the time required all income tax and other deductions required to be withheld from such payments;

(x)	the Purchaser has not been notified by any Governmental Authority of any investigation with respect to it that is pending or threatened, nor has any Governmental Authority notified the Purchaser of such Governmental Authority’s intention to commence or to conduct any investigation, that could be reasonably likely to have a Material Adverse Effect on the Purchaser;

(y)	the Corporate Records of the Purchaser are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the constating documents of the Purchaser, and without limiting the generality of the foregoing: (i) the minute books contain complete and accurate minutes of all meetings of the directors (and any committee thereof) and shareholders of the Purchaser; (ii) such minute books contain all written resolutions passed by the directors (and any committee thereof) and shareholders of the Purchaser; (iii) the share certificate books, if any, the central securities register and register of transfers, and branch registers, of the Purchaser are complete and accurate, and all transfers of shares of the Purchaser reflected therein have been duly completed and approved; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers of the Purchaser were duly elected or appointed as the case may be.

(z)	all Books and Records of the Purchaser have been fully, properly and accurately kept and, where required, completed in accordance with generally accepted accounting principles, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein;

(aa) other than in connection with the Financing (in respect of which the extent to which any person has been authorized by the Purchaser to act as a broker or finder or in any other capacity or that may or will impose liability on the Purchaser, FSB or the Shareholders has been disclosed to FSB), the Purchaser has not authorized any person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement that in any manner may or will impose liability on FSB or the Shareholders; and

(bb) to the knowledge of the Purchaser, no representation or warranty of the Purchaser contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.2	Representations and Warranties of the Shareholders

Each of the Shareholders, on its own behalf and not on behalf of any other Shareholder, hereby severally (and, for greater certainty, not jointly with any other Shareholder) represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated herein:

(a)	this Agreement has been, and each additional agreement or instrument required to be delivered pursuant to this Agreement will be prior to the Time of Closing, duly authorized, executed and delivered by the Shareholder and each is, or will be at the Time of Closing, a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms;

(b)	if the Shareholder is not an individual, the Shareholder is validly existing under the laws of its jurisdiction of organization and has the corporate or other power to enter into this Agreement and any other agreement to which it is, or is to become, a party to pursuant to the terms hereof and to perform its obligations hereunder and thereunder;

(c)	the execution and delivery of this Agreement does not, and the consummation of the Transaction will not violate any provision of any applicable law or regulation or any judicial or administrative order, award, judgment or decree applicable to the Shareholder;

(d)	the Shareholder is the registered and beneficial owner of that number of common shares of FSB set forth opposite the Shareholder’s name in Schedule "A" (such common share comprising part of the Purchased Shares), free and clear of all Liens, charges, mortgages, security interests, pledges, demands, claims and other encumbrances of any nature whatsoever;

(e)	except for the Purchaser’s rights hereunder, no person has any agreement or option or any right or privilege capable of becoming an agreement for the purchase of the common shares of FSB (namely the Purchased Shares), held or beneficially owned by the Shareholder and none of such common shares of FSB are subject to any voting trust, shareholders agreement, voting agreement or other agreement with respect to the disposition or enjoyment of any rights of such common shares of FSB;

(f)	no consent, approval, order or authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over the Shareholder is required to be obtained by the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the Transaction, except for those consents, orders, authorizations, declarations, registrations or approvals which are contemplated by this Agreement or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the Transaction or otherwise prevent the Shareholder from performing its obligations under this Agreement;

(g)	except as Disclosed by the Shareholder to the Purchaser the Shareholder is a "non-resident" of Canada within the meaning of the Tax Act;

(h)	Non-Resident Shareholders represent, warrant and/or acknowledge, as applicable, that:

i.	the Payment Shares issuable hereunder have not been and will not be registered under the securities laws of any foreign jurisdiction and that the issuance of the Payment Shares pursuant to the terms of this Agreement is being made in reliance on applicable exemptions; and

ii.	the receipt of the Payment Shares by Non-Resident Shareholders does not contravene any of the applicable securities legislation in the jurisdiction in which it is resident and does not trigger: (i) any obligation to prepare and file a prospectus or similar document, or any other report with respect to such transfer; and (ii) any registration or other obligation on the part of Purchaser;

(i)	except for the Finder, the Shareholder has not authorized any other person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement, that in any manner may or will impose liability on FSB or the Purchaser; and

(j)	to the knowledge of the Shareholder, no representation or warranty of the Shareholder contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

5.3	Representations and Warranties of Full Spectrum Biosciences

FSB represents and warrants to the Purchaser as follows, except as Disclosed, and acknowledges that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated herein:

(a)	FSB is a corporation validly existing and in good standing under the laws of the jurisdiction of organization and is duly registered, licensed or qualified to carry on business under the laws of the jurisdictions in which the nature of its business makes such registration, licensing or qualification necessary;

(b)	FSB has the company power and capacity to enter into this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement, to perform its obligations hereunder and thereunder;

(c)	FSB has the company power and capacity to own and lease its property, and to carry on its businesses as now being conducted;

(d)	this Agreement has been, and each additional agreement or instrument to be delivered pursuant to this Agreement will be prior to the Time of Closing, duly authorized, executed and delivered by FSB and each is, or will be at the Time of Closing, a legal, valid and binding obligation of FSB, enforceable against FSB in accordance with its terms;

(e)	the execution and delivery of this Agreement does not, and the consummation of the Transaction will not, (i) result in a breach or violation of the articles or by-laws of FSB or of any resolutions of the directors or shareholders of FSB, (ii) conflict with, result in a breach of, constitute a default under or accelerate the performance required by or result in the suspension, cancellation, material alteration or creation of an encumbrance upon any material agreement (including any FSB Material Contract), license or permit to which FSB is a party or by which FSB is bound or to which any material assets or property of FSB is subject, or (iii) violate any provision of any applicable law or regulation or any judicial or administrative order, award, judgment or decree applicable to FSB;

(f)	the authorized capital of FSB consists of a number of common shares with no specified par value of which, as of the date of this Agreement, 1500 common shares are issued and outstanding as fully paid and non-assessable;

(g)	other than as set out herein, there are no other common shares of FSB or securities convertible, exercisable or exchangeable into common shares of FSB issued or outstanding;

(h)	no person (other than the Purchaser pursuant to this Agreement) has any agreement, option, right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, options, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of FSB;

(i)	FSB does not own, and has not at any time owned, and does not have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any person, and FSB does not have any agreements to acquire or lease any material assets or properties or any other business operations;

(j)	the financial statements of FSB as at and for the period from incorporation until the period ended December 31, 2019 (the "FSB Financial Statements"), will be prepared in accordance with OTC regulations. The FSB Financial Statements will be true, correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of FSB as at the date thereof and results of operations of FSB for the period then ended. Since December 31, 2019, there has been no material alteration in the manner of keeping the books, accounts or records of FSB or in its accounting policies or practices;

(k)	FSB’s auditors who audit the FSB Financial Statements will be independent public accountants of Agritek Holdings Inc. as a wholly owned subsidiary post transaction;

(l)	except as disclosed in the FSB and Agritek Financial Statements, there will be no related-party transactions or off-balance sheet structures or transactions with respect to FSB;

(m)	except as disclosed in the FSB Financial Statements, FSB will not be a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other person;

(n)	since December 31, 2019, there has been no material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings or business of FSB;

(o)	FSB has conducted and is conducting its business in compliance in all material respects with all applicable laws, regulations, by-laws, ordinances, regulations, rules, judgments, decrees and orders of each jurisdiction in which its business is carried on;

(p)	the Contracts listed in the Disclosure Letter (the "FSB Material Contracts"), together with this Agreement, and after the execution and delivery hereof, all ancillary agreements contemplated herein, constitute all the Material Contracts of FSB. Each of the FSB Material Contracts is in full force and effect, unamended, and there exists no default, warranty claim or other obligation or liability or event, occurrence, condition or act (including the purchase and sale of the Purchased Shares hereunder and the other transactions contemplated hereunder, including, without limitation, the Financing and the issuance of the Payment Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, or give rise to a warranty claim or other obligation or liability thereunder. FSB has not violated or breached, in any material respect, any of the terms or conditions of any FSB Material Contract and all the covenants to be performed by any other party thereto have been fully and properly performed;

(q)	to the best of its knowledge, there are no waivers, consents, notices or approvals required to be given or obtained by FSB in connection with the Transaction and the other transactions contemplated by this Agreement under any Contract to which FSB is a party;

(r)	to the best of its knowledge, no consent, approval, order or authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over FSB is required to be obtained by FSB in connection with the execution and delivery of this Agreement, except for those consents, orders, authorizations, declarations, registrations or approvals which are contemplated by this Agreement or those consents, orders, authorizations, declarations, registrations or approvals that, if not obtained, would not prevent or materially delay the consummation of the Transaction or otherwise prevent or materially delay FSB from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect on FSB;

(s)	there is no suit, action or proceeding or, to the knowledge of FSB, pending or threatened against FSB that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on FSB, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against FSB causing, or which could reasonably be expected to cause, a Material Adverse Effect on FSB;

(t)	no bankruptcy, insolvency or receivership proceedings have been instituted by FSB or, to the knowledge of FSB, are pending against FSB;

(u)	FSB has good and marketable title to its properties and assets (other than property or an asset as to which FSB is a lessee, in which case it has a valid leasehold interest), except for such defects in title that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on FSB;

(v)	no person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming an agreement, option, understanding or commitment for the purchase from FSB of any of its assets or property;

(w)	FSB shall maintain or renew all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications and registrations with, applicable Governmental Authorities and other persons that are required in order to permit it to carry on its business as presently conducted, except for such permits, licenses, certificates, orders, filings, applications and registrations, the failure to have or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on FSB, and all such permits, licenses, certificates of authority, orders and approvals are in good standing and fully complied with in all material respects;

(x)	FSB has duly filed on a timely basis all tax returns required to be filed by it and has paid all taxes which are due and payable and has paid all assessments and reassessments, and all other taxes, governmental charges, penalties, interest and fines due and payable on or before the date hereof, and adequate provision has been made for taxes payable for the current period for which tax returns are not yet required to be filed. There are no actions, suits or claims asserted or assessed against FSB in respect of taxes, governmental charges or assessments, nor are any matters under discussion with any Governmental Authority relating to taxes, governmental charges or assessments asserted by such Governmental Authority. FSB has withheld from each payment made by it to any person and remitted to the proper tax and other receiving offices within the time required all income tax and other deductions required to be withheld from such payments;

(y)	FSB has not been notified by any Governmental Authority of any investigation with respect to it that is pending or threatened, nor has any Governmental Authority notified FSB of such Governmental Authority’s intention to commence or to conduct any investigation that could be reasonably likely to have a Material Adverse Effect on FSB;

(z)	FSB has no employees other than those employees listed in the Disclosure Letter and FSB is not a party to any employment, management or consulting agreement of any kind whatsoever, save as set out in the Disclosure Letter;

(aa) no current or former employee, officer or director of FSB is entitled to a severance, termination or other similar payment as a result of the Transaction;

(bb) the Corporate Records of FSB are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable laws and with the constating documents of FSB, and without limiting the generality of the foregoing: (i) the minute books of FSB contain complete and accurate minutes of all meetings of the directors and shareholders of FSB; (ii) such minute books contain all written resolutions passed by the directors and shareholders of FSB; (iii) the securities register of FSB are complete and accurate, and all transfers of shares of FSB have been duly completed and approved; and (iv) the registers of directors and officers are complete and accurate and all former and present directors and officers of FSB were duly elected or appointed as the case may be;

(cc) all Books and Records of FSB have been fully, properly and accurately kept and, where required, completed in accordance with generally accepted accounting principles, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein;

(dd) FSB is not a ‘reporting issuer’ or equivalent in any jurisdiction nor are any shares of FSB listed or quoted on any stock exchange or electronic quotation system;

(ee) except for the Finder, FSB has not authorized any other person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement, that in any manner may or will impose liability on the Purchaser or FSB;

(ff) FSB is conducting and has since incorporation conducted its business in compliance with all applicable laws of each jurisdiction in which it carries on business;

(gg) to the knowledge of FSB, no representation or warranty of FSB contained in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading;

(hh) there is no IP that is material to the operation of the business of FSB other than the IP listed in the Disclosure Letter;

(ii) FSB has not received notice from any person of any claim or any intention to commence any legal proceeding with respect to infringement, adverse ownership, invalidity, lack of distinctiveness, misappropriation or misuse regarding any of the Licensed IP or challenging any of the Licensed IP or the right of the Subsidiary to use the Licensed IP;

(jj) FSB has not commenced and does not intend to commence any claim or legal proceeding challenging the IP rights of any other person;

(kk) to the knowledge of FSB, none of the operation, conduct and maintenance of the business of FSB as it is currently and has historically been operated, conducted and maintained, infringes, misuses or violates any IP rights of any third party, whether registered or unregistered;

(ll) there are no restrictions on the ability of FSB to transfer all rights in the IP and, to the knowledge of FSB, the consummation of the transactions contemplated by this Agreement will not impair, compromise, restrict or adversely affect the IP or the Purchaser’s ability to use it in the business of FSB in accordance with the past practices of FSB;

(mm) FSB has made available to the Purchaser a true and complete copy of all contracts, agreements and amendments thereto which comprise or relate to the IP; and

(nn) except as set out in the Disclosure Letter, no current or former employee, director, officer, shareholder, consultant, advisor or non-arm’s-length person of FSB or any of its affiliates or predecessors is a direct or indirect licensor of the IP.

5.4	Survival of Representations and Warranties

The representations and warranties made by the parties and contained in this Agreement or any document or certificate given pursuant hereto shall survive the Closing of the Transaction until the date that is 24 months from the date of Closing. No claim for breach of any representation, warranty or covenant shall be valid unless that party against whom such claim is made has been given notice thereof before the expiry of such 24-month period.

ARTICLE VI

COVENANTS

6.1	Mutual Covenants

Each of the parties hereby covenants and agrees as follows:

(a)	to use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder which are reasonably under its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under applicable laws and regulations to complete the Transaction in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, in the event that any person, including without limitation, any securities regulatory authority, seeks to prevent, delay or hinder implementation of all or any portion of the Transaction or seeks to invalidate all or any portion of this Agreement, each of the parties shall use commercially reasonable efforts to resist such proceedings and to lift or rescind any injunction or restraining order or other order or action seeking to stop or otherwise adversely affecting the ability of the parties to complete the Transaction;

(b)	to use commercially reasonable efforts to obtain, before the Time of Closing, all authorizations, waivers, exemptions, consents, orders and other approvals from domestic or foreign courts, Governmental Authorities, shareholders and third parties as are necessary for the consummation of the transactions contemplated herein;

(c)	to use commercially reasonable efforts to defend or cause to be defended any lawsuits or other legal proceedings brought against it challenging this Agreement or the completion of the Transaction; no party will settle or compromise any claim brought against them in connection with the transactions contemplated by this Agreement prior to the Closing Date without the prior written consent of each of the others, such consent not to be unreasonably withheld or delayed;

(d)	to promptly notify each of the other parties if any representation or warranty made by it in this Agreement ceases to be true and correct in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier) and of any failure to comply in any material respect with any of its obligations under this Agreement;

(e)	to co-operate with each of the other parties hereto in good faith in order to ensure the timely completion of the Transaction;

(f)	to use commercially reasonable efforts to co-operate with each of the other parties hereto in connection with the performance by the other of its obligations under this Agreement; and

(g)	in the case of FSB and the Purchaser, to indemnify and hold harmless each of the other parties hereto (and, if applicable, such other parties’ respective directors, officers, representatives and advisers) (collectively, the "Non-Offending Persons") from and against all claims, damages, liabilities, actions or demands to which the Non-Offending Persons may be subject insofar as such claims, damages, liabilities, actions or demands arise out of, or are based upon, the information supplied by FSB or the Purchaser, as applicable, for inclusion in the Disclosure Documents having contained a misrepresentation. FSB and the Purchaser shall obtain and hold the rights and benefits of this subsection in trust for and on behalf of such parties’ respective directors, officers, representatives and advisers.

6.2	Covenants of the Purchaser

The Purchaser covenants and agrees with each of the Shareholders and FSB that, until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with Article VII, subject to Section 9.02, it will:

(a)	in a timely and expeditious manner:

(i)	prepare, in consultation with FSB, the Registration Statement for funding in prescribed form and in form and content acceptable to FSB, acting reasonably, and file the registration Statement with the OTC, in accordance with all applicable laws and the policies of the OTC;

(ii)	if required, obtain the Shareholders’ Approval;

(iii)	file and/or deliver any document or documents as may be required in order for the Transaction as contemplated herein to be effective; and

(iv)	file and/or deliver any document or documents required pursuant to applicable laws and/or the rules and policies of the OTC in connection with the Transaction as contemplated herein after the Closing;

(b)	ensure that the Registration Statement does not contain a misrepresentation as it relates to the Purchaser, including in respect of its assets, liabilities, operations, business and properties;

(c)	to make available and afford FSB and its authorized representatives and, if requested by FSB, provide a copy of all title documents, contracts, financial statements, minute books, share certificate books, if any, share registers, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information and data relating to the Purchaser. The Purchaser will afford FSB and its authorized representatives every reasonable opportunity to have free and unrestricted access to the Purchaser’s property, assets, undertaking, records and documents. At the request of FSB, the Purchaser will execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of the Purchaser’s business and any of its property or to enable FSB or its authorized representatives to obtain full access to all files and records relating to any of the assets of the Purchaser maintained by governmental or other public authorities. The obligations in this Section 6.02(c) are subject to any access or disclosure contemplated herein not being otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained, provided that in such circumstance the Purchaser will be required to disclose that information has been withheld on this basis. The exercise of any rights of inspection by or on behalf of FSB under this Section 6.02(c) will not mitigate or otherwise affect the representations and warranties of the Purchaser hereunder.

(d)	diligently pursue the approval of the Transaction (including the obligation of the Purchaser to issue the Payment Shares) the issuance of the Finder’s Fee Shares and maintain the listing of the Common Shares on the OTC (including the Payment Shares and the Finder’s Fee Shares);

(e)	except for non-substantive communications, and provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained (provided that in such circumstance the Purchaser will be required to disclose that information has been withheld on this basis), furnish promptly to FSB (on behalf of the Shareholders) a copy of each notice, report, schedule or other document or communication delivered, filed or received by the Purchaser in connection with or related to the Transaction, any filings under applicable laws and any dealings with any Governmental Authority in connection with or in any way affecting the Transaction as contemplated herein;

(f)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations set forth in this Agreement to the extent the same are within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Transaction as contemplated herein, including using commercially reasonable efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases, licenses, agreements and other Contracts, as applicable;

(ii)	effect all necessary registrations and filings and submissions of information requested by any Governmental Authority required to be effected by it in connection with the Transaction and participate and appear in any proceedings of either the Purchaser or FSB before any Governmental Authority to the extent permitted by such authorities; and

(iii)	fulfill all conditions and satisfy all provisions of this Agreement and the Transaction;

(g)	subject to applicable laws, not take any action, refrain from taking any action, or permit any action to be taken or not taken inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction;

(h)	conduct and operate its business and affairs only in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization, goodwill and material business relationships with other persons;

(i)	except as may be necessary or desirable in order to effect the Transaction as contemplated hereunder, not alter or amend its notice of articles or articles as the same exist at the date of this Agreement;

(j)	not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization or arrangement with, or transfer its undertaking or assets as an entirety or substantially as an entirety to, any other person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a date subsequent to such act and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement, and without limiting the generality of the foregoing, it will not:

(i)	make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders;

(ii)	increase or decrease its paid-up capital or purchase or redeem any shares except: (A) pursuant to the Financing; or (B) upon the exercise of share purchase warrants or options or conversion of convertible securities of the Purchaser outstanding as of the date hereof; or

(iii)	issue or enter into any commitment to issue any of its shares or securities convertible into, or rights, warrants or options to acquire, any such shares, except: (A) pursuant to the Financing; or

(B) upon the exercise of share purchase warrants or options or conversion of convertible securities of the Purchaser outstanding as of the date hereof;

(k)	take all necessary corporate action and proceedings to approve and authorize the issuance of the Payment Shares to the Shareholders and the Finder’s Fee Shares to the Finder;

(l)	take all necessary corporate action and proceedings to approve and authorize the Financing and the issuance of the securities under the Financing;

(m)	prepare and file with all applicable securities commissions such notifications and fees necessary to permit, or that are required in connection with, the issuance of the Payment Shares to the Shareholders and the Finder’s Fee Shares to the Finder, in each case, on a basis exempt from the prospectus and registration requirements of the applicable Securities Laws of the United States in which the Shareholders and Finder are resident; and

(n)	not to authorize, sell or issue, or negotiate or enter into an agreement to sell or issue, any securities of the Purchaser (including those that are convertible or exchangeable into securities of the Purchaser), other than as contemplated under this Agreement (including the issuance of securities under the Financing and issuance of the Finder’s Fee Shares) or pursuant to the exercise or conversion of share purchase warrants, options or convertible securities of the Purchaser outstanding as of the date hereof.

6.3	Covenants of Full Spectrum Biosciences

FSB covenants and agrees with the Purchaser that, until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with Article VII, subject to Section 9.01,it will:

(a)	in a timely and expeditious manner, assist the Purchaser in the preparation of the Registration Statement with respect to funding the Transaction, including providing such information in relation to the business, affairs, assets and properties of FSB as may be necessary to comply with applicable laws and the policies of the OTC;

(b)	ensure that the Statement does not contain a misrepresentation as it relates to FSB, including in respect of its assets, liabilities, operations, business and properties;

(c)	to make available and afford the Purchaser and its authorized representatives and, if requested by the Purchaser, provide a copy of all title documents, contracts, financial statements, minute books, share certificate books, if any, share registers, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information and data relating to FSB. FSB will afford the Purchaser and its authorized representatives every reasonable opportunity to have free and unrestricted access to FSB’s property, assets, undertaking, records and documents. At the request of the Purchaser, FSB will execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of FSB’s business and any of its property or to enable the Purchaser or its authorized representatives to obtain full access to all files and records relating to any of the assets of FSB maintained by governmental or other public authorities. The obligations in this Section 6.03(c) are subject to any access or disclosure contemplated herein not being otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained, provided that in such circumstance FSB will be required to disclose that information has been withheld on this basis. The exercise of any rights of inspection by or on behalf of Purchaser under this Section 6.03(c) will not mitigate or otherwise affect the representations and warranties of FSB hereunder.

(d)	except for non-substantive communications, and provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained (provided that in such circumstance FSB will be required to disclose that information has been withheld on this basis), furnish promptly to the Purchaser a copy of each notice, report, schedule or other document or communication delivered, filed or received by FSB in connection with or related to the Transaction, any filings under applicable laws and any dealings with any Governmental Authority in connection with or in any way affecting the Transaction as contemplated herein;

(e)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations set forth in this Agreement to the extent the same are within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Transaction, including using commercially reasonable efforts to:

(i)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases, licenses, agreements and other Contracts;

(ii)	effect all necessary registrations and filings and submissions of information requested by any Governmental Authority required to be effected by it in connection with the Transaction and participate and appear in any proceedings of either FSB or the Purchaser before any Governmental Authority to the extent permitted by such authorities; and

(iii)	fulfill all conditions and satisfy all provisions of this Agreement and the Transaction;

(f)	subject to applicable laws, not take any action, refrain from taking any action, or permit any action to be taken or not taken inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction;

(g)	conduct and operate its business and affairs only in the ordinary course consistent with past practice and use commercially reasonable efforts to preserve its business organization, goodwill and material business relationships with other persons and, for greater certainty, it will not enter into any material transaction out of the ordinary course of business consistent with past practice without the prior consent of the Purchaser, and FSB will keep the Purchaser fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained;

(h)	except as may be necessary or desirable in order to effect the Transaction as contemplated hereunder, not alter or amend its articles or by-laws as the same exist at the date of this Agreement;

(i)	not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization or arrangement with, or transfer its undertaking or assets as an entirety or substantially as an entirety to, any other person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a date subsequent to such act and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement, and without limiting the generality of the foregoing, it will not:

(i)	make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders;

(ii)	increase or decrease its paid-up capital or purchase or redeem any shares; or

(iii)	issue or enter into any commitment to issue any of its shares or securities convertible into, or rights, warrants or options to acquire any such shares; and

(j)	take all necessary corporate action and proceedings to approve and authorize the valid and effective transfer of the Purchased Shares to the Purchaser.

6.4	Covenants of the Shareholders

Each of the Shareholders covenants and agrees with the other parties hereto that, until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with Article VII, subject to Section 9.01, it will:

(a)	in a timely and expeditious manner, provide such information with respect to the Shareholder as the Purchaser may reasonably require in connection as may be necessary to comply with applicable laws and the policies of the OTC;

(b)	enter into such escrow arrangements in respect of the Payment Shares as may be required in accordance with applicable securities laws and/or the policies of the OTC;

(c)	except for non-substantive communications, and provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained (provided that in such circumstance the Shareholder will be required to disclose that information has been withheld on this basis), furnish promptly to the Purchaser a copy of each notice, report, schedule or other document or communication delivered, filed or received by such Shareholder in connection with or related to the Transaction, any filings under applicable laws and any dealings with any Governmental Authority in connection with or in any way affecting, the Transaction as contemplated herein;

(d)	use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations set forth in this Agreement to the extent the same are within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable laws to complete the Transaction, including using commercially reasonable efforts to:

(i)	effect all necessary registrations and filings and submissions of information requested by any Governmental Authority required to be effected by it in connection with the Transaction; and

(ii)	fulfill all conditions and satisfy all provisions of this Agreement and the Transaction;

(e)	subject to applicable laws, not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction ; and

(f)	not encumber in any manner the Purchased Shares and ensure that at the Time of Closing the Purchased Shares are free and clear of all Liens, charges, mortgages, security interests, pledges, demands, claims and other encumbrances whatsoever.

ARTICLE VII

TERMINATION

7.1	Termination

This Agreement may be terminated at any time prior to the Closing:

(a)	by mutual written consent of all the parties hereto;

(b)	by either FSB or the Purchaser if the Closing shall not have been consummated on or prior to the Termination Date, without liability to the terminating party on account of such termination; provided that the right to terminate this Agreement pursuant to this Section 7.01(b) shall not be available to a party whose material breach or violation of any representation, warranty, covenant, obligation or agreement under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or before such date;

(c)	by the Purchaser, if there has been a material breach by FSB or the Shareholders of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Section 3.01 which FSB or the Shareholders, as applicable, fails to cure within ten (10) Business Days after written notice thereof is given by the Purchaser;

(d)	by FSB if there has been a material breach by the Purchaser of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Section 3.02 which the Purchaser fails to cure within ten (10) Business Days after written notice thereof is given by FSB;

(e)	by the Purchaser or FSB, if FSB completes an Alternative Transaction or enters into a definitive and binding agreement to effect an Alternative Transaction; and

(f)	by any party, if any permanent injunction or other order of a court or other competent authority preventing the Closing shall have become final and non-appealable; provided, however, that no party shall be entitled to terminate this Agreement if such party’s material breach of this Agreement or any of the documents contemplated hereby has resulted in such permanent injunction or order.

7.2	Effect of Termination

Upon termination of this Agreement in accordance with the terms hereof, the parties hereto shall have no further obligations under this Agreement, other than the obligations contained in Sections 10.03 and 0.

ARTICLE VIII

INDEMNIFICATION

8.1	Indemnification by the Purchaser

Subject to Section 5.04, the Purchaser shall indemnify and save the Shareholders and FSB harmless for and from:

(a)	any loss, damages or deficiencies suffered by the Shareholders or FSB as a result of any breach of representation, warranty or covenant on the part of the Purchaser contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and

(b)	all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

8.2	Indemnification by Full Spectrum Biosciences

Subject to Section 5.04, FSB shall indemnify and save the Purchaser harmless for and from:

(a)	any loss, damages or deficiencies suffered by the Purchaser as a result of any breach of representation, warranty or covenant on the part of FSB contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and

(b)	all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

8.3	Indemnification by Shareholders

Subject to Section 5.04, each of the Shareholders, on its own behalf, and not on behalf of any other Shareholder, severally (and for greater certainty, not jointly with any other Shareholder) shall indemnify and save the Purchaser harmless for and from:

(a)	any loss, damages or deficiencies suffered by the Purchaser as a result of any breach by such Shareholder of any representation, warranty or covenant on the part of such Shareholder contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement; and

(b)	all claims, demands, costs and expenses, including legal fees, in respect of the foregoing.

8.4	Notice of Claim

A party entitled to and seeking indemnification pursuant to the terms of this Agreement (the "Indemnified Party") shall promptly give written notice to the party or parties, as applicable, responsible for indemnifying the Indemnified Party (the "Indemnifying Party") of any claim for indemnification pursuant to Sections 8.01, 8.02 and 8.03 (a "Claim", which term shall include more than one Claim). Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

8.5	Procedure for Indemnification

(a)	Direct Claims. With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying party the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

(b)	Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defense of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

8.6	General Indemnification Rules

The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(a)	without limiting the generality of Sections 8.01, 8.02 and 8.03, any Claim for breach of any representation, warranty or covenant shall be subject to Section 5.04;

(b)	the Indemnifying Party’s obligation to indemnify the Indemnified Party shall only apply to the extent that the Claims in respect of which the Indemnifying Party has given an indemnity, in the aggregate, exceed

$10,000;

(c)	notwithstanding anything to the contrary in this Agreement, the aggregate liability of an Indemnifying Party which is a Shareholder to any and all Indemnified Parties under this Article VIII shall be limited to the amount paid to such Indemnifying Party in respect of its Purchased Shares pursuant to Section 2.01 for greater certainty, no Shareholder shall be liable, in the aggregate, to any and all Indemnified Parties for any amount in excess of the value of its pro rata share of the Payment Shares;

(d)	notwithstanding anything to the contrary in this Agreement, the aggregate liability of FSB or the Purchaser to any and all Indemnified Parties under this Article VIII shall be limited to the value of the Payment Shares issuable under this Agreement;

(e)	if any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and thereafter seek reimbursement from the Indemnifying Party for any such payment. If any Indemnifying Party pays, or reimburses an Indemnified Party in respect of any Third Party Claim before completion of settlement negotiations or related legal proceedings, and the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party;

(f)	except in the circumstance contemplated by Section 8.05, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld);

(g)	the Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice and an opportunity to contest such Third Party Claim;

(h)	the Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available); and

(i)	the provisions of this Article VIII shall constitute the sole remedy available to a party against another party with respect to any and all breaches of any agreement, covenant, representation or warranty made by such other party in this Agreement.

ARTICLE IX

EXCLUSIVITY AND ACCESS

9.1	Obligations of Full Spectrum Biosciences and Shareholders

Prior to the Termination Date, or the earlier termination of this Agreement, neither FSB nor the Shareholders shall, directly or indirectly, negotiate or deal with any party other than with the Purchaser relating to the sale or disposition of any part of the outstanding shares (including the Purchased Shares) or assets of FSB, or solicit enquiries or provide information with respect to same. Notwithstanding the foregoing, nothing contained in this Agreement shall be interpreted to extend to the acts or omissions of any person acting in his or her capacity as a director or officer of FSB or otherwise to fetter the proper exercise of discretion of such person. In addition, nothing contained in this Agreement will prohibit, prevent or restrict FSB from furnishing or providing information in respect of or otherwise responding to or engaging in discussions or negotiations in respect of, an unsolicited Alternative Transaction not resulting from a breach of this Section 9.01, or the directors of FSB, in the fulfillment of their fiduciary duties, from supporting or facilitating any such unsolicited Alternative Transaction, or FSB or the Shareholders from completing any such Alternative Transaction, or entering into a definitive and binding agreement to effect such an Alternative Transaction, if directors of FSB determine in good faith, after consultation, to the extent considered appropriate by the directors, with its financial and legal advisors, that such unsolicited Alternative Transaction constitutes, or could reasonably be expected to lead to or result in, a transaction that would, if consummated in accordance with its terms, be more favourable to FSB or the Shareholders than the Transaction provided, however, that prior to taking such action, the directors of FSB shall have concluded, after considering applicable laws, and receiving advice of outside counsel that such action would be a proper exercise of its fiduciary duties, or is otherwise required under, applicable laws, that it is appropriate that the directors take such action in order to properly discharge their fiduciary duties or that such action is otherwise required under applicable laws.

9.2	Obligations of Purchaser

Prior to the Termination Date, or the earlier termination of this Agreement, the Purchaser shall not, directly or indirectly, negotiate or deal with any party other than FSB relating to an Alternative Transaction involving the Purchaser or the acquisition by the Purchaser of all or any part of the outstanding shares or assets or property of any other person, or solicit enquiries or provide information with respect to same, provided that nothing herein shall prevent the board of directors of the Purchaser from responding to an unsolicited offer in accordance with their fiduciary duties as directors.

ARTICLE X

GENERAL

10.1	Power of Attorney

Each of the Shareholders hereby severally and irrevocably appoints FSB as its agent and attorney to take any action that is required under the Agreement or to execute and deliver any documents on their behalf, including without limitation, for the purposes of all Closing matters (including without limitation, the receipt of certificates representing the Payment Shares) and deliveries of documents and do and cause to be done all such acts and things as may be necessary or desirable in connection with the closing matters for the Transaction. Without limiting the generality of the foregoing, FSB may, on its own behalf and on behalf of the Shareholders, extend the Time of Closing, modify or waive any conditions as are contemplated herein, negotiate, settle and deliver the final forms of any documents that are necessary or desirable to give effect to the Transaction (other than any escrow agreements required that a Shareholder may be required to enter into), extend such time periods as may be contemplated herein or terminate this Agreement, in its absolute discretion, as it deems appropriate. Each of the Shareholders hereby acknowledges and agrees that any decision or exercise of discretion made by FSB under this Agreement, shall be final and binding upon the Shareholders so long as such decision or exercise was made in good faith. The Purchaser shall have no duty to enquire into the validity of any document executed or other action taken by FSB on behalf of the Shareholders pursuant to this Article X.

10.2	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement (each, a "notice") shall be in writing shall be in writing addressed as follows:

(a)	if to the Purchaser:

Agritek Holdings Inc.

777 Brickell Avenue Suite 500

Miami, FL. 33131

Attention: B. Michael Friedman, CEO E-mail: info@agritekholdings.com with a courtesy copy (which copy shall not constitute notice to the Purchaser) to:

(b)	if to Shareholders: Full Spectrum

Biosciences Inc.

1624 Market Street

Denver, Colorado

Attention: Isa Peguero Friedman

E-mail: info@fullspectrumbiosciences.com

Or such other address as may be designated by notice given by either FSB or the Purchaser to the other in accordance with this Section 10.02. Each notice shall be personally delivered to the addressee or sent by e-mail to the addressee and a notice which is personally delivered or sent by email shall, if delivered or sent prior to 4:00 p.m. (local time of the recipient) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the next Business Day. Any notice delivered to FSB in accordance with this Section 10.02 prior to the Time of Closing shall be deemed to have been delivered to each of the Shareholders. The previous sentence of this Section 10.02 shall not apply to a notice given as contemplated in Section 3.03 of the occurrence, or failure to occur, of any event or state of facts which would or would likely to cause any of the representations or warranties of any Shareholder to be untrue or inaccurate or result in the failure by any Shareholder to comply with or satisfy any covenant, condition or agreement, which notice shall not be deemed to have been received by such Shareholder unless delivered to the address of such Shareholder as reflected in the books of FSB (or after the Time of Closing, the books of the Purchaser). Any Shareholder may, from time to time, by notice given in accordance with this Section 10.02, designate or provide an address of such Shareholder for notices to be given after the Time of Closing.

10.3	Confidentiality

Prior to Closing and, if the Transaction is not completed, at all times thereafter, each of the parties hereto will keep confidential and refrain from using all information obtained by it in connection with the transactions contemplated by this Agreement relating to any other party hereto, provided however that such obligation shall not apply to any information which was in the public domain at the time of its disclosure to a party or which subsequently comes into the public domain other than as a result of a breach of such party’s obligations under this Section 10.03. For greater certainty, nothing contained herein shall prevent any disclosure of information which may be required pursuant to applicable laws or pursuant to an order in judicial or administrative proceedings or any other order made by any Governmental Authority.

10.4	Assignment

No party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other parties hereto.

10.5	Binding Effect

This Agreement shall be binding upon and shall endure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

10.6	Waiver

No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise expressly provided.

10.7	Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Florida and the federal laws of the United States applicable therein and is to be treated in all respects as a United States contract.

10.8	Expenses

Each party shall be responsible for and bear all of its own costs and expenses (including any legal, accounting, banking, broker’s, finder’s, consultant’s or other fees or expenses) incurred in connection with the Transaction, including fees and expenses of its representatives incurred at any time in connection with pursuing or consummating the Transaction.

10.9	No Personal Liability

(a)	No director, officer, employee or agent of the Purchaser shall have any personal liability whatsoever to FSB or the Shareholders under this Agreement or any other document delivered in connection with the Transaction on behalf of the Purchaser.

(b)	No director, officer, employee or agent of FSB (in such capacity) shall have any personal liability whatsoever to the Purchaser under this Agreement or any other document delivered in connection with the Transaction on behalf of FSB.

10.10	Time of Essence

Time is of the essence of this Agreement and of each of its provisions.

10.11	Public Announcements

FSB and the Purchaser shall co-operate with the other in releasing information concerning this Agreement and the transactions contemplated herein, and shall furnish to and discuss with the other drafts of all press and other releases prior to publication. No press release or other public announcement concerning the proposed transactions contemplated by this Agreement will be made by any party hereto without the prior consent of the other parties, such consent not to be unreasonably withheld or delayed; provided that nothing contained herein shall prevent any party hereto at any time from furnishing any information to any Governmental Authority or to the public if so required by applicable law.

10.12	Further Assurances

Each party will, upon request but without further consideration, from time to time promptly execute and deliver all further documents and take all further action necessary or appropriate to give effect to and perform the provisions and intent of this Agreement and to complete the transactions contemplated herein.

10.13	Entire Agreement

This Agreement, together with the documents required to be delivered pursuant to this Agreement and the Loan Documents, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the parties hereto with respect to the subject matter hereof including the letter agreement dated April 10, 2020. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained in this Agreement and any document delivered pursuant to this Agreement.

10.14	Amendments

No amendment of any provision of this Agreement will be binding on any party unless consented to in writing by such party.

10.15	Severability

In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Agreement shall continue in full force and effect.

10.16	Remedies Cumulative

The rights and remedies of the parties under this Agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by any party hereto of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

10.17	Counterparts

This Agreement may be executed and delivered in one or more counterparts and may be executed and delivered by facsimile or any other electronically communicated method, each of which when executed and delivered shall be deemed an original and all of which counterparts together shall be deemed to constitute one and the same instrument.

10.18	Independent Legal Advice

EACH SHAREHOLDER ACKNOWLEDGES, CONFIRMS AND AGREES THAT HE, SHE OR IT HAS HAD THE OPPORTUNITY TO SEEK AND WAS NOT PREVENTED OR DISCOURAGED BY ANY PARTY HERETO FROM SEEKING INDEPENDENT LEGAL ADVICE PRIOR TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THAT, IN THE EVENT THAT ANY SHAREHOLDER DID NOT AVAIL HIMSELF/HERSELF/ITSELF WITH THAT OPPORTUNITY PRIOR TO SIGNING THIS AGREEMENT, SUCH SHAREHOLDER DID SO VOLUNTARILY WITHOUT ANY UNDUE PRESSURE AND AGREES THAT SUCH SHAREHOLDER’S FAILURE TO OBTAIN INDEPENDENT LEGAL ADVICE SHALL NOT BE USED BY HIM/HER/IT AS A DEFENSE TO THE ENFORCEMENT OF HIS/HER/ITS OBLIGATIONS UNDER THIS AGREEMENT.

[Signature pages follow.]

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto on the date first above written.

AGRITEK HOLDINGS INC.

By: ____________________________

Name: B. Michael Friedman

Title: CEO and Director

FULL SPECTRUM BIOSCIENCES INC.

By: ____________________________

Name: Isa Peguero Friedman

Title: President

[Signature pages of the Shareholders follows.]

Full Spectrum Biosciences Shareholders

●

Per:      ____________________________

Authorized Signatory:

●

Per:      ____________________________

Authorized Signatory:

●

Per:      ____________________________

Authorized Signatory:

Schedule B

Full Spectrum Biosciences Shareholders Consent Agreement

FULL SPECTRUM BIOSCIENCES SHAREHOLDERS CONSENT AGREEMENT

THIS AGREEMENT MADE EFFECTIVE AS OF MARCH 9th, 2020 (the "Agreement").

BETWEEN:

AGRITEK HOLDINGS INC.,

a corporation existing under the laws of the state of Delaware

(the "Purchaser")

AND:

FULL SPECTRUM BIOSCIENCES INC.

a corporation existing under the laws of the state of Colorado

("FSB")

AND:

THE FULL SPECTRUM BIOSCIENCES SHAREHOLDERS who

have executed this Agreement

(individually a "New FSB Shareholders" and collectively the "New FSB Shareholders")

WHEREAS:

A.	The Purchaser, FSB and the Shareholders of FSB entered into a Share Exchange Agreement dated effective March 9th, 2020 and attached as Schedule "A" hereto (the "Share Exchange Agreement");

B.	Pursuant to the Share Exchange Agreement , FSB agreed to the Transaction and further agreed to obtain the consent of the New FSB Shareholders to the Transaction (as defined therein); and

C.	The New FSB Shareholder has agreed to provide such consent and to be bound by the terms of the Share Exchange Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do covenant and agree each with the other as follows:

1.	Unless specifically defined herein or unless the context otherwise requires, terms used herein which are defined in the Share Exchange Agreement shall have the meanings ascribed to such terms in the Share Exchange Agreement.

2.	On the execution of this Agreement by a New FSB Shareholder, such New FSB Shareholder covenants and agrees that it shall, together with the Shareholder (the New FSB Shareholder’s Transferor") from whom such New FSB Shareholder acquired common shares of FSB as trustee or nominee for the New FSB Shareholder’s Transferor, be bound by all of the provisions of the Share Exchange Agreement as if such New FSB Shareholder and the New FSB Shareholder’s Transferor were collectively an original party to the Share Exchange Agreement including, without limitation, all representations, warranties and covenants of the New FSB Shareholder’s Transferor contained therein (provided that it is acknowledged and agreed that the New FSB Shareholder is the registered owner of the common shares of FSB acquired by the New FSB Shareholder referred to below, but is not the beneficial owner thereof, and that the New FSB Shareholder’s Transferor is the beneficial owner of such shares).

3.	This Agreement shall be subject to, governed by, and construed in accordance with the laws of the state of Florida and the federal laws of the United States applicable therein, and the parties hereby agree to attorn to the exclusive jurisdiction of the Courts of Dade County and not to commence any form of proceedings in any other forum.

4.	This Agreement may be signed and returned in counterpart by email as a PDF attachment, and each copy so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

AGRITEK HOLDINGS INC.

Per:        ______________________________

Authorized Signatory

FULL SPECTRUM BIOSCEIENCES INC.

Per:        ______________________________

Authorized Signatory

AND THE FOLLOWING NEW FULL SPECTRUM BIOSCIENCES SHAREHOLDERS:

Name: _________________________________

Number of Shares: ______________

Address:    _____________________________

_____________________________

_____________________________

Signed: _____________________________

Witness Name: ______________________

Signed: _____________________________

DATE: _____________________________